Exhibit 99.1

FOR IMMEDIATE RELEASE:

Reis, Inc. Announces Third Quarter 2012 Results

Revenue Growth Accelerates to 16.0% and EBITDA Growth to 18.6% in the Third Quarter

NEW YORK, November 5, 2012: Reis, Inc. (NASDAQ:REIS) (“Reis” or the “Company”), a leading provider of commercial real estate market information and analytical tools, announced its financial results and operational achievements for the third quarter ended September 30, 2012.  Revenue and EBITDA, both for the current quarter and on a year to date basis, represent record performance for the Reis Services business.

Consolidated revenue, which is comprised entirely of subscription revenue generated at the Company’s Reis Services segment, was $7,826,701 for the three months ended September 30, 2012, as compared to $6,747,585 for the three months ended September 30, 2011, an increase of 16.0%.  For the nine months ended September 30, 2012, consolidated revenue was $22,647,158, as compared to $20,201,463 for the nine months ended September 30, 2011, an increase of 12.1%.

Income from continuing operations was $859,837, or $0.08 per basic and diluted share, for the three months ended September 30, 2012.  For the three months ended September 30, 2011, the Company had income from continuing operations of $288,967, or $0.03 per basic share and $0.02 per diluted share.  For the nine months ended September 30, 2012, income from continuing operations was $1,494,248, or $0.14 per basic and diluted share.  Income from continuing operations was $489,125 for the nine months ended September 30, 2011, or $0.05 per basic and diluted share.

Reis’s CEO, Lloyd Lynford, stated, “Our strong financial performance during the third quarter of 16.0% revenue growth and 18.6% EBITDA growth provides evidence of the “must-have” nature of Reis’s market information and analytics. We have consistently stated our objectives for growth, new products and enhancements, and we have performed to that plan. We said 2012 growth would best 2011 performance, and it has. We said that during 2012 Reis would launch the next generation of our flagship product, Reis SE 2.0, would initiate the coverage of the self storage sector, and would expand the number of office markets in our coverage universe. We have successfully executed on all of these product initiatives. Our product pipeline for 2013 is as full as ever, as is our commitment to innovation and excellence. We will continue to exploit the significant growth opportunities in front of us.”

On a consolidated basis, the Company had net income of $665,524, or $0.06 per basic and diluted share, for the three months ended September 30, 2012.  For the three months ended September 30, 2011, the Company had net income of $290,198, or $0.03 per basic share and $0.02 per diluted share. For the nine months ended September 30, 2012, the Company had a net loss of $(11,350,117), or $(1.06) per basic share and $(1.03) per diluted share. The company had a net income of $1,742,606 for the nine months ended September 30, 2011, or $0.16 per basic and diluted share. The consolidated net loss for the nine months ended September 30, 2012 was negatively impacted by a net $12,844,000 loss from discontinued operations resulting from the litigation related to `the Company’s former Gold Peak condominium development project.

Reis Services EBITDA (earnings before interest, taxes, depreciation and amortization) was $3,228,000 during the third quarter of 2012.  EBITDA increased $506,000, or 18.6%, over the third quarter 2011 amount of $2,722,000.  The EBITDA margins were 41.2% and 40.3% for the three months ended September 30, 2012 and 2011, respectively.  For the nine months ended September 30, 2012 and 2011, Reis Services EBITDA was $9,219,000 and $8,089,000, respectively, representing growth of $1,130,000, or 14.0%. The EBITDA margins were 40.7% and 40.0% for the nine months ended September 30, 2012 and 2011, respectively.  Management uses other metrics, such as EBITDA, to monitor and assess the performance of its operating business, Reis Services, and believes it is helpful to investors in understanding the Reis Services business (see Reconciliations of Income from Continuing Operations to EBITDA and Adjusted EBITDA below for the Reis Services segment and on a consolidated basis).

Operational and Financial Highlights

Following are recent operational and financial highlights for Reis:
•	Revenue growth of 16.0% in the third quarter of 2012 over the 2011 third quarter – the 10th consecutive quarterly revenue increase over the prior year’s corresponding quarter;
•	Reis Services EBITDA growth of 18.6% in the third quarter of 2012 over the 2011 third quarter;
•	Double digit growth in our nine month revenue and EBITDA of 12.1% and 14.0%, respectively;
•	Continued record new business acquisition, with the highest level of new contract signing for any third quarter and year to date nine month period;
•	Further growth in our Reis SE subscribers to 828 companies at September 30, 2012;
•	In order to provide working capital flexibility, obtained a three year, $10 million revolving credit facility on October 16, 2012 (no borrowings were made at closing);
•	Coverage initiation in September 2012 on 30 of the leading self storage markets, a new asset class for the Company; and
•	Expansion of our office coverage in September 2012 through the addition of 58 metropolitan office markets, bringing our total coverage to 190 office markets.

Critical Metrics: Revenue; Deferred Revenue; Aggregate Revenue Under Contract; and EBITDA

Reis Services’s revenue increased by approximately $1,080,000, or 16.0%, from the third quarter of 2011 to the third quarter of 2012 and $2,446,000, or 12.1%, in the nine months ended September 30, 2012 over the comparable 2011 nine month period. In addition, revenue increased by approximately $305,000 or 4.0%, from the second quarter of 2012 to the third quarter of 2012. These revenue increases reflect: (1) incremental new business as the nine months of 2012 produced the highest level of new contract signings in the Company’s history (reflected in the growth in the number of Reis SE subscribers from 726 at December 31, 2011 to 828 subscribers at September 30, 2012); (2) revenue growth from our data redistribution initiatives; (3) revenue growth from ReisReports; and (4) the cumulative impact of the increased volume of contract signings in 2011 and through 2012. The Company’s overall renewal rate for the trailing twelve months ending September 30, 2012 was 92%, as compared to 93% for the corresponding period in 2011 (for institutional subscribers, the renewal rates were 94% and 95% at September 30, 2012 and 2011, respectively).

Two additional metrics management utilizes in understanding the business and future performance are deferred revenue and Aggregate Revenue Under Contract.  Analyzing these amounts can provide additional insight into Reis Services’s financial performance.  Deferred revenue, which is a GAAP basis accounting concept and is reported by the Company on the consolidated balance sheet, represents revenue from annual or longer term contracts for which we have billed and/or received payments from our subscribers related to services we will be providing over the remaining contract period.  It does not include future revenue under non-cancellable contracts for which we do not yet have the contractual right to bill; this aggregate number we refer to as Aggregate Revenue Under Contract.  Deferred revenue will be recognized as revenue ratably over the remaining life of a contract.  The following table reconciles deferred revenue to Aggregate Revenue Under Contract at September 30, 2012 and 2011, respectively.  A comparison of these balances at September 30 of each year is more meaningful than a comparison to the December 31, 2011 balances, as a greater percentage of renewals occur in the fourth quarter of each year and would distort the comparison.

	September 30,		Increase	Percentage Increase
	2012	2011

Deferred revenue (GAAP basis)	$14,435,000	$12,368,000	$2,067,000	16.7%
Amounts under non-cancellable contracts for which the Company does not yet have the contractual right to bill at the period end (A)	13,974,000	12,263,000	1,711,000	14.0%
Aggregate Revenue Under Contract	$28,409,000	$24,631,000	$3,778,000	15.3%

(A)
Amounts are billable subsequent to September 30 of each year and represent (i) non-cancellable contracts for subscribers with multi-year subscriptions where the future years are not yet billable, or (ii) subscribers with non-cancellable annual subscriptions with interim billing terms.

Included in Aggregate Revenue Under Contract at September 30, 2012 was approximately $20,711,000 related to amounts under contract for the forward twelve month period through September 30, 2013.  The remainder reflects amounts under contract beyond September 30, 2013. The forward twelve month Aggregate Revenue Under Contract amount at September 30, 2012 was approximately 69.9% of revenue on a trailing twelve month basis at September 30, 2012 of approximately $29,626,000.  For comparison purposes, at September 30, 2011, the forward twelve month Aggregate Revenue Under Contract amount of $18,508,000 was approximately 70.2% of revenue on a trailing twelve month basis at September 30, 2011. Management believes that this is a strong indicator of revenue visibility and the power of our business model.

Both deferred revenue and Aggregate Revenue Under Contract are influenced by: (1) the timing and dollar value of contracts signed and billed; (2) the quantity and timing of contracts that are multiyear; and (3) the impact of recording revenue ratably over the life of a contract, which moderates the effect of price increases after the first year.

EBITDA for the three months ended September 30, 2012 was $3,228,000, an increase of $506,000, or 18.6%, over the third quarter 2011 amount and increased $1,130,000, or 14.0%, in the nine months ended September 30, 2012 over the comparable 2011 nine month period.  On a consecutive quarter basis, EBITDA increased $158,000 or 5.1% in the third quarter 2012 over the second quarter 2012.  These EBITDA increases were driven by the revenue growth as described above, offset by increasing employment related costs in 2012 over 2011, the net effect of which improved our EBITDA margins over the prior year periods to 41.2% and 40.7% for the three and nine months ended September 30, 2012, respectively.

Reconciliations of Income from Continuing Operations to EBITDA and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and stock based compensation. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, senior management uses EBITDA and Adjusted EBITDA to measure operational and management performance. Management believes that EBITDA and Adjusted EBITDA are appropriate metrics that may be used by investors as supplemental financial measures to be considered in addition to the reported GAAP basis financial information to assist investors in evaluating and understanding (1) the performance of the Reis Services segment, the primary business of the Company and (2) the Company’s continuing consolidated results, from year to year or period to period, as applicable. Further, these measures provide the reader with the ability to understand our operational performance while isolating non-cash charges, such as depreciation and amortization expenses, as well as other non-operating items, such as interest income, interest expense and income taxes and, in the case of Adjusted EBITDA, isolates non-cash charges for stock based compensation.  Management also believes that disclosing EBITDA and Adjusted EBITDA will provide better comparability to other companies in the information services sector. EBITDA and Adjusted EBITDA are presented both for the Reis Services business and on a consolidated basis.  We believe that these metrics, for Reis Services, provide the reader with valuable information for evaluating the financial performance of the core Reis Services business, excluding public company costs, and to make assessments about the intrinsic value of that stand-alone business to a potential acquirer.  Management primarily monitors and measures its performance, and is compensated, based on the results of the Reis Services business. EBITDA and Adjusted EBITDA, on a consolidated basis, allow the reader to make assessments about the current trading value of the Company’s common stock, including expenses related to operating as a public company.  However, investors should not consider these measures in isolation or as substitutes for net income, income from continuing operations, operating income, or any other measure for determining operating performance that is calculated in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  Reconciliations of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure, income from continuing operations, follow for each identified period on a segment basis (including the Reis Services segment), as well as on a consolidated basis:

(amounts in thousands)
Reconciliation of Income from Continuing Operations to EBITDA and Adjusted EBITDA for the Three Months Ended September 30, 2012	By Segment
	Reis Services	Other (A)	Consolidated

Income from continuing operations			$860
Income tax (benefit)			—
Income (loss) before income taxes and discontinued operations	$2,106	$(1,246)	860
Add back:
Depreciation and amortization expense	1,137	3	1,140
Interest expense (income), net	(15)	—	(15)
EBITDA	3,228	(1,243)	1,985
Add back:
Stock based compensation expense, net	—	598	598
Adjusted EBITDA	$3,228	$(645)	$2,583
Adjusted EBITDA margin – Reis Services and consolidated (B)	41.2%		33.0%

Reconciliation of Income from Continuing Operations to EBITDA and Adjusted EBITDA for the Nine Months Ended September 30, 2012	By Segment
	Reis Services	Other (A)	Consolidated

Income from continuing operations			$1,494
Income tax expense			—
Income (loss) before income taxes and discontinued operations	$5,346	$(3,852)	1,494
Add back:
Depreciation and amortization expense	3,792	7	3,799
Interest expense (income), net	81	(1)	80
EBITDA	9,219	(3,846)	5,373
Add back:
Stock based compensation expense, net	—	1,790	1,790
Adjusted EBITDA	$9,219	$(2,056)	$7,163
Adjusted EBITDA margin – Reis Services and consolidated (B)	40.7%		31.6%

Reconciliation of Income from Continuing Operations to EBITDA and Adjusted EBITDA for the Three Months Ended September 30, 2011	By Segment		Consolidated
	Reis Services	Other (A)

Income from continuing operations			$289
Income tax expense			—
Income (loss) before income taxes and discontinued operations	$1,357	$(1,068)	289
Add back:
Depreciation and amortization expense	1,318	1	1,319
Interest expense (income), net	47	(2)	45
EBITDA	2,722	(1,069)	1,653
Add back:
Stock based compensation expense, net	—	446	446
Adjusted EBITDA	$2,722	$(623)	$2,099
Adjusted EBITDA Margin – Reis Services and consolidated (B)	40.3%		31.1%

See footnotes on next page.

(amounts in thousands)
Reconciliation of Income from Continuing Operations to EBITDA and Adjusted EBITDA for the Nine Months Ended September 30, 2011	By Segment		Consolidated
	Reis Services	Other (A)

Income from continuing operations			$489
Income tax expense			—
Income (loss) before income taxes and discontinued operations	$4,130	$(3,641)	489
Add back:
Depreciation and amortization expense	3,801	2	3,803
Interest expense (income), net	158	(5)	153
EBITDA	8,089	(3,644)	4,445
Add back:
Stock based compensation expense, net	—	1,667	1,667
Adjusted EBITDA	$8,089	$(1,977)	$6,112
Adjusted EBITDA margin – Reis Services and consolidated (B)	40.0%		30.3%

Reconciliation of Income from Continuing Operations to EBITDA and Adjusted EBITDA for the Three Months Ended June 30, 2012	By Segment
	Reis Services	Other (A)	Consolidated

Income from continuing operations			$498
Income tax expense			(84)
Income (loss) before income taxes and discontinued operations	$1,712	$(1,298)	414
Add back:
Depreciation and amortization expense	1,300	3	1,303
Interest expense (income), net	58	—	58
EBITDA	3,070	(1,295)	1,775
Add back:
Stock based compensation expense, net	—	646	646
Adjusted EBITDA	$3,070	$(649)	$2,421
Adjusted EBITDA margin – Reis Services and consolidated (B)	40.8%	32.2%

(A)
Includes interest and other income, depreciation expense and general and administrative expenses (including public company related costs) that are not associated with the Reis Services segment.  Since the reconciliations start with income from continuing operations, the effects of the discontinued operations (Residential Development Activities) are excluded from these reconciliations for all periods presented.

(B)	Reflects an adjusted EBITDA margin on the Reis Services segment and on a consolidated basis, both of which exclude the impact of discontinued operations.

Discontinued Operations

On June 20, 2012, Reis reached a settlement with the plaintiff homeowners’ association related to the litigation at the Company’s former Gold Peak condominium development project, providing for a total payment by Reis of $17,000,000.  Of this amount, $5,000,000 was paid on August 3, 2012 and the remaining $12,000,000 was paid on October 15, 2012.

Investor Conference Call

The Company will host a conference call on Monday, November 5, 2012, at 11:00 AM (EST). This call is for the benefit of existing and prospective stockholders, stock analysts, and other interested parties to discuss the third quarter 2012 results and other matters. The Company has a policy of not providing quarterly or annual guidance.

The dial-in number from inside the U.S. or Canada for this teleconference is (877) 390-5537.  The dial-in number for outside the U.S. and Canada is (760) 666-3763.  The conference ID is “Reis.”  A replay of the conference call will be available from shortly after the conference call through midnight (EST) on November 19, 2012 by dialing (800) 585-8367 from inside the U.S. or Canada or (404) 537-3406 from outside the U.S. and Canada, and referring to the conference ID: 53172232.  An audio webcast of the conference call will also be available on Reis’s website at www.reis.com/events and will remain on the website for a period of time following the call.

About Reis

Reis, founded in 1980, provides commercial real estate market information and analytical tools for its subscribers. Reis maintains a proprietary database containing detailed information on commercial properties in metropolitan markets and neighborhoods throughout the U.S. The database contains information on apartment, office, retail, warehouse/distribution, flex/research & development and self storage properties, and is used by real estate investors, lenders and other professionals to make informed buying, selling and financing decisions. In addition, Reis data is used by debt and equity investors to assess, quantify and manage the risks of default and loss associated with individual mortgages, properties, portfolios and real estate backed securities. Reis currently provides its information services to many of the nation’s leading lending institutions, equity investors, brokers and appraisers.

Reis, through its flagship institutional product, Reis SE, and through its small business product, ReisReports, provides online access to a proprietary database of commercial real estate information and analytical tools designed to facilitate debt and equity transactions as well as ongoing evaluations. Depending on the product, users have access to trend and forecast analysis at metropolitan and neighborhood levels throughout the U.S. and/or detailed building-specific information such as rents, vacancy rates, lease terms, property sales, new construction listings and property valuation estimates. Reis’s products are designed to meet the demand for timely and accurate information to support the decision-making of property owners, developers, builders, banks and non-bank lenders, and equity investors. These real estate professionals require access to timely information on both the performance and pricing of assets, including detailed data on market transactions, supply, absorption, rents and sale prices. This information is critical to all aspects of valuing assets and financing their acquisition, development and construction.

For more information regarding Reis’s products and services, visit www.reis.com and www.ReisReports.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to the Company’s or management’s outlook or expectations for earnings, revenues, expenses, asset quality, or other future financial or business performance, strategies, prospects or expectations, or the impact of legal, regulatory or supervisory matters on our business, operations or performance. Specifically, forward-looking statements may include:

•	statements relating to future services and product development of the Reis Services segment;

•
statements relating to future business prospects, potential acquisitions, uses of cash, revenue, expenses, income (loss), cash flows, valuation of assets and liabilities and other business metrics of the Company and its businesses, including EBITDA, Adjusted EBITDA and Aggregate Revenue Under Contract; and

•
statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions relating to future periods.

Forward-looking statements reflect management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made certain assumptions. Future performance cannot be assured. Actual results may differ materially from those contemplated by the forward-looking statements. Some factors that could cause actual results to differ include:

•	revenues may be lower than expected;

•	inability to retain and increase the Company’s subscriber base;

•	inability to execute properly on new products and services, or failure of subscribers to accept these products and services;

•	competition;

•	inability to attract and retain sales and senior management personnel;

•	difficulties in protecting the security, confidentiality, integrity and reliability of the Company’s data;

•	changes in accounting policies or practices;

•	legal and regulatory issues;

•	the results of pending, threatening or future litigation; and

•
the risk factors listed under “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011, which was filed with the Securities and Exchange Commission on March 8, 2012.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Press Contact:	Mark P. Cantaluppi Vice President, Chief Financial Officer Reis, Inc. (212) 921-1122

Financial Information

REIS, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,958,998	$22,152,802
Restricted cash and investments	215,963	215,405
Accounts receivable, net	5,755,288	8,597,464
Prepaid and other assets	580,243	625,451
Assets attributable to discontinued operations	—	3,000,000
Total current assets	21,510,492	34,591,122
Furniture, fixtures and equipment, net of accumulated depreciation of $1,784,543 and $1,556,022, respectively	768,693	863,309
Intangible assets, net of accumulated amortization of $22,971,153 and $19,437,856, respectively	16,523,634	17,155,195
Deferred tax asset, net	3,928,420	3,685,420
Goodwill	54,824,648	54,824,648
Other assets	80,180	98,412
Total assets	$97,636,067	$111,218,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$—	$5,690,940
Accrued expenses and other liabilities	2,800,447	3,352,445
Liability for option cancellations	363,874	240,515
Deferred revenue	14,434,852	15,706,851
Liabilities attributable to discontinued operations	12,447,222	8,048,568
Total current liabilities	30,046,395	33,039,319
Other long-term liabilities	613,856	668,456
Total liabilities	30,660,251	33,707,775
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.02 par value per share, 101,000,000 shares authorized, 10,704,409 and 10,570,891 shares issued and outstanding, respectively	214,088	211,417
Additional paid in capital	101,490,267	100,677,336
Retained earnings (deficit)	(34,728,539)	(23,378,422)
Total stockholders’ equity	66,975,816	77,510,331
Total liabilities and stockholders’ equity	$97,636,067	$111,218,106

REIS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

Subscription revenue	$7,826,701	$6,747,585	$22,647,158	$20,201,463
Cost of sales of subscription revenue	1,475,495	1,550,435	5,006,705	4,623,673
Gross profit	6,351,206	5,197,150	17,640,453	15,577,790
Operating expenses:
Sales and marketing	1,908,668	1,656,187	5,459,591	4,988,681
Product development	660,620	574,066	1,740,619	1,562,224
General and administrative expenses	2,937,199	2,632,106	8,865,783	8,384,599
Total operating expenses	5,506,487	4,862,359	16,065,993	14,935,504
Other income (expenses):
Interest and other income	15,649	19,321	47,921	61,646
Interest expense	(531)	(65,145)	(128,133)	(214,807)
Total other income (expenses)	15,118	(45,824)	(80,212)	(153,161)
Income before income taxes and discontinued operations	859,837	288,967	1,494,248	489,125
Income tax expense (benefit)	—	—	—	—
Income from continuing operations	859,837	288,967	1,494,248	489,125
(Loss) income from discontinued operations, net of income tax expense of $—, $—, $—, and $—, respectively	(194,313)	1,231	(12,844,365)	1,253,481
Net income (loss)	$665,524	$290,198	$(11,350,117)	$1,742,606

Per share amounts – basic:
Income from continuing operations	$0.08	$0.03	$0.14	$0.05
Net income (loss)	$0.06	$0.03	$(1.06)	$0.16

Per share amounts – diluted:
Income from continuing operations	$0.08	$0.02	$0.14	$0.05
Net income (loss)	$0.06	$0.02	$(1.03)	$0.16

Weighted average number of common shares outstanding:
Basic	10,702,509	10,599,031	10,670,966	10,572,288
Diluted	11,093,888	10,997,157	10,993,436	10,835,602